IN THE SUPREME COURT OF BERMUDA

CIVIL JURISDICTION

2003: NO. [         ]

IN THE MATTER OF

EK CHOR CHINA MOTORCYCLE CO. LTD.

and

IN THE MATTER OF

SECTION 99 OF THE COMPANIES ACT 1981

SCHEME OF ARRANGEMENT

between

EK CHOR CHINA MOTORCYCLE CO. LTD.

and

THE HOLDERS OF SCHEME SHARES (as hereinafter defined)

PRELIMINARY

(A)	In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:-

“Capital Reduction”	the proposed reduction of the Company’s authorized and issued share capital and share premium account in the manner as contemplated by Clause 1 of this Scheme;

“Companies Act”	the Companies Act 1981 of Bermuda (as amended);

“Company”	EK CHOR CHINA MOTORCYCLE CO. LTD., an exempted company incorporated in Bermuda with limited liability;

“Court”	The Supreme Court of Bermuda;

“Court Meeting”	the meeting of the holders of Scheme Shares convened at the direction of the Court to consider the Scheme and including any adjournment thereof;

“CPP”	C.P. Pokphand Co. Ltd., an exempted company incorporated in Bermuda with limited liability;

SCHEME OF ARRANGEMENT

“Directors”	the directors of the Company;

“Effective Date”	the date (Bermuda time) on which this Scheme becomes effective in accordance with Clause 6 of this Scheme;

“Entitlement Date”	4:00 p.m. (New York time) on the last day (other than a Saturday) before the Effective Date on which banks are open for business in New York;

“Excluded Persons”	Mr. Dhanin Chearavanont, Mr. Sumet Jiaravanon, Mr. Thanakorn Seriburi and Mr. Edward Chih-Li Chen;

“Latest Practicable Date”	[*], being the latest practicable date prior to the [printing of this document for ascertaining certain information for inclusion in this document];

“Proposal”	the proposal for the privatization of the Company by way of the Scheme;

“Register”	the register of members of the Company;

“Registrar”	the Registrar of Companies in Bermuda;

“Scheme” or “Scheme of Arrangement”

this scheme of arrangement under section 99 of the Companies Act in its present form or with or subject to any modification thereof or addition thereto or condition(s) approved or imposed by the Court;

“Scheme Shares”

the issued Shares other than the Shares owned by CPP (a) for the purposes of determining entitlements to attend and vote at the Court Meeting, as at a record date determined by the Company prior to the Court Meeting, or (b) otherwise, as at the Entitlement Date;

“Shareholder”	a holder of Shares;

“Shares”	common shares of par value US$0.10 per share in the capital of the Company;

“Stock Exchange”	The New York Stock Exchange; and

“US$”	United States dollars

(B)	The Company was incorporated on 16 October, 1987 in Bermuda under the Companies Act and, as of the Latest Practicable Date, had an authorized share capital of US$2,500,000 divided into 25,000,000 Shares of which 17,526,000 Shares have been issued and are fully paid or credited as fully paid. The shares are traded on the Stock Exchange under the symbol “EKC”.

(C)	The primary purpose of this Scheme is that all the Scheme Shares shall be cancelled, with the result that the Company shall become a wholly-owned subsidiary of CPP.

(D)	As at the Latest Practicable Date, the Excluded Persons beneficially owned an aggregate of [280,000] Shares fully paid as follows:

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SCHEME OF ARRANGEMENT

Excluded Person(s)	Number of Shares Owned
Mr. Dhanin Chearavanont	80,000
Mr. Sumet Jiaravanon	80,000
Mr. Thanakorn Seriburi	100,000
Mr. Edward Chih-Li Chen	20,000

Each of the Excluded Persons has undertaken in relation to such Shares of which he is the beneficial owner that such Shares (i) will remain so beneficially owned by him until the date on which the Scheme becomes effective, is withdrawn or lapses and (ii) will not be represented or voted on resolution(s) approving the Scheme at the Court Meeting.

(E)	CPP has agreed to appear by counsel at the hearing of the petition to sanction this Scheme and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purpose of giving effect to this Scheme.

THE SCHEME

PART 1

CANCELLATION AND EXTINGUISHMENT OF THE SCHEME SHARES

1.	On the Effective Date:

(a)	the issued share capital of the Company shall be reduced by cancelling and extinguishing all the Scheme Shares;

(b)	subject to and forthwith upon such reduction of issued share capital taking effect, the authorized share capital of the Company shall be reduced by the amount and number of Shares represented by the Scheme Shares cancelled; and

(c)	the share premium account of the Company as it shall stand at the close of business (Bermuda time) on the Effective Date shall be reduced by US$[ ].

PART II

CONSIDERATION FOR CANCELLATION AND

EXTINGUISHMENT OF THE SCHEME SHARES

2.	In consideration for the cancellation and extinguishment of the Scheme Shares, the Company shall pay or procure that there shall be paid to the persons who are holders of Scheme Shares (as appearing in the Register at the Entitlement Date) an amount calculated on the following basis: -

for each Scheme Share then held . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . US$3.75 each.

3.	The Company shall apply the credit which will arise in its books of account as a result of the Capital Reduction and the funds of the Company out of its retained earnings account and such other account as is legally permitted in paying to the holders of Scheme Shares the consideration for the cancellation of their Scheme Shares as contemplated by Clause 2 of this Scheme.

4. (a)	Not later than ten days after the Effective Date, the Company shall send or cause to be sent to the holders of Scheme Shares (as appearing in the Register at [4:00 p.m.] (New York time) on the Entitlement Date) cheques in respect of the sums payable to such holders pursuant to Clause 2 of this Scheme.

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SCHEME OF ARRANGEMENT

(b)	Unless indicated otherwise in writing to the branch share registrar of the Company in New York, being The Bank of New York at 101 Barclay Street, New York, NY 10286, United States of America, all such cheques shall be sent by post in pre-paid envelopes addressed to such holders at their respective addresses as appearing in the Register at 4:00 p.m. (New York time) on the Entitlement Date or, in the case of joint holders, at the address appearing on such register at such time of that one of the joint holders whose name stands first in such register in respect of the relevant joint holding.

(c)	Cheques shall be posted at the risk of addressees and the Company shall not be responsible for any loss or delay in transmission.

(d)	Each such cheque shall be payable to the order of the person to whom in accordance with the provisions of Clause 4 (b) above the envelope containing the same is addressed and the encashment of any cheque shall be good discharge to the Company for the monies represented thereby.

(e)	On or after the day being six calendar months after the posting of the cheques pursuant to Clause 4 (b) above, the Company shall have the right to cancel or countermand payment of any such cheque which has not then been encashed or has been returned uncashed and shall place all monies represented thereby in a non-interest bearing deposit account in the Company’s name with a licensed bank in New York selected by the Company. The Company shall hold such monies until the expiration of six years from the Effective Date and shall prior to such date make payments thereout (without consideration as to interest) of the sums payable pursuant to Clause 2 of this Scheme to persons who satisfy the Company that they are respectively entitled thereto and the cheques referred to in Clause 4 (b) above of which they are payees have not been cashed.

(f)	On the expiration of six years from the Effective Date, the Company shall be released from any further obligation to make any payments under this Scheme and any amount then standing to the credit of the deposit account referred to in
Clause 4(e) above shall revert to the Company.

(g)	Clause 4 (f) above shall take effect subject to any prohibition or condition imposed by law.

5.	As from the Effective Date, all certificates representing the Scheme Shares shall cease to have effect as documents of title and every holder thereof shall be bound on the request of the Company to deliver up to the Company the certificates for his or her existing shareholdings in the Company.

6.	This Scheme shall become effective upon an office copy of the Order of the Court sanctioning this Scheme under Section 99 of the Companies Act being duly registered by the Registrar.

7.	Unless this Scheme shall have become effective as aforesaid on or before [*], 2003 or such later date as the Court, on the application of the Company may allow, this Scheme shall lapse.

8.	The Company may consent for and on behalf of all concerned (including the holders of Scheme Shares) to any modification of, or addition to, this Scheme or to any condition which the Court may think fit to approve or impose.

9.	The expenses, costs and charges incurred by the Company in connection with and incidental to the Scheme shall be borne by the Company:

10.	This Scheme shall be governed by and construed in accordance with the laws of Bermuda, and the Company and the holders of the Scheme Shares shall irrevocably submit to the exclusive jurisdiction of the Court.

Dated [*], 2003

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